UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2006

HAYNES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124977	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

The information in Items 2.02 and 9.01 of this Form 8-K is being furnished and shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 2.02.	Results of Operations and Financial Condition.

On May 15, 2006, Haynes International, Inc. (the "Company") issued a press release in which it reported revenues of $111.0 million in the second quarter of fiscal 2006, and net income of $10.0 million, or $0.97 per diluted share, for the same period.

The Company also announced that it will host a conference call on May 16, 2006 to discuss its results for the second quarter and six months ended March 31, 2006. Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Tuesday, May 16, 2006

Dial-In Numbers:	877-407-9205 (Domestic) 201-689-8054 (International)

Time:	9:00 a.m. Eastern Time 8:00 a.m. Central Time 7:00 a.m. Mountain Time 6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Tuesday, May 16th at 11:00 a.m. ET, through 11:59 p.m. ET on Tuesday, May 23, 2006. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286 Conference: 201601

A replay of the Webcast will also be available at www.haynesintl.com.

Additional financial results are provided in the press release. A copy of this press release is attached as Exhibit 99.1 and is being furnished, not filed, under Item 2.02 of this Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure.

The Company also announced in the press release issued on May 15, 2006 that it has concluded its review of strategic alternatives and has determined to continue to pursue its long-term strategy to maximize shareholder value. On November 18, 2005, the Company announced that its Board of Directors had appointed a Special Committee of independent directors to explore strategic alternatives, including a potential sale of the Company to a third party, and that the Company had engaged Houlihan Lokey Howard & Zukin to act as the Company’s financial advisor in identifying and exploring its strategic alternatives. As part of the review process, with Houlihan’s assistance, the Special Committee considered various alternatives. During the process, the Company received several non-binding indications of interest to acquire the Company or to engage in other transactions with the Company. The best alternative presented to the Company was a combination of proposals (the “Proposed Transactions”) that, if consummated, was not expected to result in consideration to the Company’s stockholders in excess of $30.00 per fully diluted share. As a pre-condition to finalizing a binding acquisition agreement , the Company was required to contact certain large shareholders to evaluate their support for a transaction. Each of these shareholders separately informed the Company either that it would not support a transaction below the then-current market price or that it would not support a transaction at this level. Therefore, the Company informed the potential acquirer that it would not be able to obtain support from such shareholders, whereupon the potential acquirer declined to increase its offer and withdrew its non-binding offer, thereby eliminating a key component of the Proposed Transactions. The Board of Directors, upon the recommendation of the Special Committee, decided to conclude the review of strategic alternatives and instructed Company management to continue to pursue its long-term growth strategy as described in its Form 10-K, although this would not preclude the Company from considering strategic opportunities should they arise or be developed.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits
99.1	Haynes International, Inc. press release, issued May 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2006	Haynes International, Inc. By: /s/ Marcel Martin Marcel Martin Vice President, Finance and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

99.1	Haynes International, Inc. press release, issued May 15, 2006.